DENTSPLY SIRONA ANNOUNCES $150 MILLION ACCELERATED SHARE REPURCHASE PROGRAM
CHARLOTTE, N.C., March 9, 2022 (GLOBE NEWSWIRE) -- DENTSPLY SIRONA Inc. (“Dentsply Sirona”) (Nasdaq: XRAY) today announced that it has entered into an accelerated share repurchase agreement (the “ASR”) with Bank of America, National Association to repurchase $150 million of its common stock. The ASR agreement will be completed under Dentsply Sirona’s current share repurchase authorization.

Under the terms of the ASR, Dentsply Sirona will initially receive delivery of approximately 2.4 million shares. The final number of shares will be based on the average of the daily volume-weighted average stock prices of Dentsply Sirona's common stock during the valuation period of the ASR, less a discount and subject to adjustments. The resulting adjustments may affect the total amount expended or the aggregate number of shares repurchased. Final settlement of the ASR is expected to be completed before the end of the second quarter of 2022, subject to acceleration.

About Dentsply Sirona

Dentsply Sirona is the world’s largest manufacturer of professional dental products and technologies, with over a century of innovation and service to the dental industry and patients worldwide. Dentsply Sirona develops, manufactures, and markets a comprehensive solution offering, including dental and oral health products as well as other consumable medical devices under a strong portfolio of world class brands. Dentsply Sirona’s products provide innovative, high-quality and effective solutions to advance patient care and deliver better and safer dental care. Dentsply Sirona’s headquarters are located in Charlotte, North Carolina. The Company’s shares are listed in the United States on NASDAQ under the symbol XRAY. Visit www.dentsplysirona.com for more information about Dentsply Sirona and its products.

Contact Information
Investors:
Andrea Daley
VP, Investor Relations
+1-704-805-1293
InvestorRelations@dentsplysirona.com